Exhibit 99.2

McDATA Q106 Financial Results Conference Call (May 30, 2006)

FINAL

OPERATOR

Good afternoon. My name is Brooke and I will be your conference facilitator. I would like to welcome everyone to McDATA’s First Quarter Fiscal Year 2006 Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ comments, there will be a question and answer period. To ask a question, press star and then the number one on your telephone keypad. If you would like to withdraw your question, press star and then the number two.

Ms. Lyall, you may begin.

RENEE LYALL

Thank you, operator. Good afternoon, everyone. I’m Renee Lyall, McDATA’s Senior Director of Investor Relations. With me on the call today are McDATA’s Chairman, President, and CEO, John Kelley; McDATA’s Chief Operating Officer, Todd Oseth; and McDATA’s Chief Financial Officer, Scott Berman.

A press release detailing our first quarter fiscal year 2006 financial results was distributed this afternoon at 4:15 p.m. Eastern Time over Business Wire and First Call. The press release is available on our website at www.mcdata.com. This conference call is being recorded and a telephone replay will be available tonight beginning at approximately 9 pm Eastern Time through the end of the day on Friday, June 2, 2006. To access the telephone replay, dial (706) 645-9291. The pass code is 9636218.

The conference call today is also being webcast live via the internet at www.mcdata.com and will be archived on our website for the next 12 months. Also available on our website are supporting slides for today’s conference call.

During the course of this conference call we will discuss year over year financial and other data comparisons. These comparisons are based on McDATA reported revenue. In addition, we will provide information that constitutes forward looking statements, including statements regarding future events. Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in the company’s reports on Forms 10-K, 10-Q, and 8-K, that are filed with the SEC. McDATA assumes no obligation to update any such forward looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP basis. The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP. The non-GAAP results exclude certain expenses to provide what McDATA believes is a more complete understanding of our underlying operational results and trends. Non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in both our press release and form 8-K filed with the SEC.

At this time, I will turn the call over to John Kelley.

JOHN KELLEY

Thank you, Renee, and thank you all for joining us this afternoon.

Scott will begin the call with a review of our first quarter results. Following Scott, I will discuss the quarter and current business dynamics. After that, I will turn the call back over to Scott, and he will provide financial guidance for our second quarter.

Scott….

SCOTT BERMAN

Thank you, John, and good afternoon everyone.

Revenue for the first quarter was $168.3 million, up more than 70% versus the year ago period.

Non-GAAP earnings were 4 cents per share based on approximately 155 million fully diluted shares outstanding, up more than 33% versus one year ago.

On a GAAP basis, we experienced a net loss of 6 cents per basic and diluted share in the first quarter.

Non-GAAP earnings per share in the first quarter excluded:

•	Approximately $11 million in amortization of intangibles related to our acquisitions;

•	Approximately $3 million related to FAS 123R and the impact of stock based compensation expense;

•	Approximately $1.9 million related to a one time inventory reserve for non RoHS compliant materials;

•	Approximately $1 million in restructuring, severance, and retention costs; and

•	$820 thousand in amortization of debt discount;

Before I move onto a more detailed revenue discussion, I want to explain the one time inventory reserve for non-RoHS compliant materials.

For those of you unfamiliar with RoHS, or R-O-H-S the reduction of hazardous substances, the European Union enacted a requirement for the elimination or reduction of hazardous substances, and we are currently on schedule to meet the

July 1, 2006, deadline to provide RoHS compliant products to the European Union.

In some instances, our OEM partners have earlier RoHS compliance deadlines and will not accept delivery of noncompliant products, no matter where the final end-user is located. In anticipation of this, we have taken a one time approximately $1.9 million inventory reserve. At this time, we do not expect any additional reserve or write down related to RoHS compliance, and we do not expect any impact to revenue related to RoHS requirements.

Moving on, first quarter product revenue - including all hardware, software, and third party product sales – was $135 million, up more than 46% over the year ago period.

Within product revenue, fibre channel director revenue experienced the strongest year over year growth we have seen in three years, while decreasing in the mid single digits sequentially, in line with our expectations following a seasonally strong Q4.

Fabric switch sales were flat sequentially and down year over year.

Total fibre channel port shipments grew more than 16% year over year, while decreasing 2% sequentially.

Fibre channel ASPs decreased in the low single digits sequentially.

WAN and extension revenue posted strong year-over-year growth, while declining in line with our expectations on a sequential basis following a seasonally strong fourth quarter.

Third party product revenue continued to represent less than 10% of our total revenue.

Software revenue increased 21% year over year to $19 million. Software revenue includes revenue from add-on sales, software maintenance, and royalty payments received from our partnerships.

First quarter service revenue was $33 million, compared to only $6.6 million one year ago. Maintenance contributed more than 80% to service revenue, with the remainder coming from managed and professional services.

Turning to our distribution channels,

•	EMC contributed 29% to revenue in the first quarter, compared to 49% one year ago.

•	IBM contributed 27%, compared to 25% one year ago.

•	Other sales channels, including direct sales, Dell, HDS, HP, Sun, and value added resellers and distributors, represented 44% of revenue, compared to 25% in Q1 05.

•	Once again, we continue to make progress in balancing and diversifying our revenue base

Geographically, North America represented 59% of total revenue, compared to 61% in the year ago period, while EMEA and APAC contributed 41% to revenue, compared to 39% in the first quarter of 2005.

Historically, we have reported geographic revenue based on where product was shipped. However, because we are largely a channels company, the destination to which a product is shipped is not necessarily where it is deployed.

Beginning this quarter, and on a go forward basis, we are providing geographic revenue based on point of sale data. The numbers I just provided you, for both Q105 and Q106, are point of sale. Point of sale data is our best estimate based on the information provided to us by our channel partners. We believe reporting point of sale data provides our investors greater transparency into our business.

Non-GAAP gross margin for the first quarter was 47.4%, in line with our guidance. Product gross margin was 48.8%, and services gross margin was 41.7%

As a reminder, under purchase accounting, the deferred revenue liability assumed in the acquisition must be adjusted to fair value. As we have discussed previously, our service revenue – and therefore service margin and total gross margin – are negatively impacted by this purchase accounting adjustment.

During the first quarter, the service revenue reduction was $910 thousand. Without this adjustment, our service revenue would have been just under $34 million, with service margin coming in at 43.3% and total gross margin would have been 47.7%

The negative impact of this purchase accounting adjustment was contemplated in our first quarter guidance.

Non-GAAP operating expenses were $71.9 million. Operating expenses represented 43% of revenue in the first quarter, compared to 51% in the year ago period, demonstrating solid progress towards our targeted operating model for opex spend to be less than 40% of revenue.

Operating expenses came in below our forecasted range for two primary reasons:

•	First, software capitalization was higher than we expected at the time we provided guidance, and

•	Second, because revenue came in at the lower end of guidance, variable compensation was lower than forecasted.

Non-GAAP operating margin was 4.7%, up from 3.3% one year ago.

The non-GAAP tax rate for the first quarter was 35%. The non-GAAP tax rate was higher than forecasted as a result of lower than anticipated international tax benefits, slightly lower than anticipated R&D tax credits, and a slightly higher than anticipated tax contingency.

Moving to the balance sheet, McDATA ended the first quarter with cash and investments – short and long term – of $363.5 million, including $13.7 million of restricted cash. This is an increase over Q4’s ending balance of $352.8 million.

Securities and lending collateral was $73.1 million. As a reminder, securities and lending collateral should not be included in your cash per share calculation.

As of April 30, 2006, net of convertible debt, McDATA’s cash position was $69.3 million, which equates to approximately $0.45 per share, based on approximately 155 million fully diluted shares outstanding. This compares to a net cash balance of $59.3 million exiting the fourth quarter.

Days sales outstanding were 60 days, at the low end of our targeted range of 60 – 70 days.

Cash flow from operations for the first quarter was $14.4 million, and, at this time, we are tracking to our target to exceed $50 million in free cash flow in fiscal year 2006.

Our net inventory balance at the end of the first quarter was $34.7 million, and inventory turns on an annualized basis were 10.2.

Capital expenditures during the first quarter were $3.9 million.

Depreciation and amortization was $26.5 million.

Deferred revenue increased slightly to $92.8 million.

And finally, an update on headcount. We ended the first quarter with 1,443 employees. Going forward, we continue to expect to maintain headcount in the 1,400 – 1,500 range.

With that, I will turn the call back over to John

JOHN KELLEY

Thank you, Scott.

Our first quarter reported results were solid by any measure. Compared to the year ago period:

•	Total revenue increased more than 70%;

•	Software revenue increased 21%;

•	Fibre channel ports grew more than 16%;

•	Non-GAAP operating profit and net income increased more than 100%; and

•	Non-GAAP EPS increased more than 33% year over year on a higher share count.

I believe the results this quarter demonstrate that our business model is optimized to drive profitable revenue growth. With top line acceleration, we are well leveraged to post strong earnings.

We had several significant accomplishments during the quarter:

•	We introduced the ROC - a total solution for Remote Office Consolidation—enabling consolidation, optimization and protection of remote corporate data assets without slowing the pace of real-time global business.

•	We enhanced our relationship with EMC by partnering with them for remote office consolidation adding the Rainfinity centralized file virtualization and management capabilities to the McDATA ROC offering. I will talk more about the ROC later.

•	We achieved a major milestone of more than 25,000 directors sold worldwide, reaching a 65 percent lifetime product share in the fibre channel director space.

•	The i10k began shipping in full volume through ALL of our major partners, and revenue from the i10k continues to grow strongly, now representing almost 50% of our director revenue.

•	We continue to experience strong uptake of our 4-gig Sphereon 4400 and 4700 fabric switches introduced in September of 2005, with revenue growing more than 60% sequentially. And, in the first quarter, 4-gig represented more than 70% of our switching revenue, up from 40% in the fourth quarter.

•	We are optimistic we will see a strong ramp in 4-gig director sales when we bring to market 4-gig on the Intrepid 6140 director in the very near future and on the i10k in the second half of 2006. Our optimism exists for two key reasons:

•	First, the upgrade to 4 gig on the Intrepid platform is non-disruptive and seamless for the end user customer. Unlike our competitors, there is no requirement to rip out any existing equipment.

•	And, second, of the more than 25,000 directors deployed worldwide, the majority of these directors are in the Intrepid 6000 family. We are working actively with our partners to target this massive upgrade opportunity.

•	We continue to see an upward trend in WAN extension sales on an annual basis as McDATA is the go-to expert for extension products and services.

•	As a matter of fact, we are currently deploying McDATA extension gear for three customers who are replacing extension product they purchased from another vendor because the product and architectural design did not live up to the promise.

•	It is not uncommon for a customer to come to McDATA, the most trusted vendor, after competitive gear has failed to live up to the marketing hype.

•	Geographically, we again experienced exceptional growth in the Asia Pacific region, with revenue almost doubling year over year.

I actually just returned from visiting APAC two weeks ago.

This was one of the most invigorating and rewarding visits I have experienced recently. Customer participation was at a high, with standing room only at some of our forums.

What I kept hearing from customers was their need for an integrated solution to consolidate and centralize their data – and not just block data – but all types of data.

And what we saw in every country we visited was strong customer acceptance of McDATA’s vision and strategy to address their requirements.

The overwhelmingly positive reception and feedback I received during my visit to the Asia Pacific region is not unique to that geography. McDATA’s ability to sell the full end-to-end solution coupled with services resonates strongly with customers worldwide as they look for that “one hand to shake”.

In fact, the McDATA ROC offering - which we introduced on March 13 of this year - is seeing traction and generating significant new business opportunities.

I would estimate we generated well over 200 leads for the ROC solution on this APAC tour, and the opportunity for the ROC is very strong.

As I speak, we are engaged with one of the largest banks in North America to deploy elements of our ROC offering targeted at Exchange Replication and Virtual Tape, and we are very near closing a substantial multi-hundred remote site consolidation ROC deal with a governmental agency in the EMEA region.

For those of you listening who are not familiar with our new ROC offering, the ROC is designed to solve the challenges that have prevented many companies from consolidating their storage to a centralized data center.

Historically, data and applications were hosted in a central data center, but the delay associated with accessing that data from remote sites was lengthy and disruptive to business operations. That is why servers and attached storage were deployed in remote offices – to solve the delay problem by bringing computing resources closer to end users.

But this distributed computing model resulted in new challenges including higher IT costs, an inability to comply with regulatory mandates or establish effective disaster recovery solutions, and other difficulties. This problem grows exponentially as more data is generated.

McDATA’s ROC offering allows corporations to centralize their data and solve the latency issue by using special appliances and software to speed application response. The integrated ROC offering brings consolidation to a new level, giving remote users instant access to applications and data housed at the central data center while enabling faster block data transfer over the wide area network.

And, we have already enhanced the ROC by adding EMC’s Rainfinity to our integrated offering.

The EMC Rainfinity Global File Virtualization solution is an expansion to McDATA’s ROC offering which can be coupled with McDATA’s Wide Area Data Services, or WADS, product set.

McDATA’s ROC offering, with the inclusion of Rainfinity, not only enables accelerated data access between remote sites and data centers, but also allows seamless migration of the newly centralized unstructured file data, ranging from corporate powerpoint documents to patient files, MRIs and cat scans.

This expanded ROC offering provides customers better utilization of storage resources across heterogeneous NAS systems and the ability to centrally manage, monitor and protect their data.

The market for the file space is growing rapidly and our partnership with EMC allows us to play very strongly in this high growth market while staying true to our heritage as a partner – NOT a competitor - to our OEMs.

While other vendors may offer pieces of a remote office consolidation solution – WAFS, SAN switching, extension - only McDATA can provide licensed bandwidth connectivity and end-to-end professional services and support.

ONLY McDATA has the resources, experience and capabilities to design and implement all the components of the integrated ROC solution.

CEOs and CIOs know the value that is generated from IT purchases of hardware, software, or services exists only in relation to how well the technology accesses, moves, and manages the data.

McDATA understands this and the introduction of the ROC offering was the first example of the solutions we will bring to market that move data access intelligence to the network, making the network “data aware”.

Right now we are developing and testing the first generation of hardware and firmware that will accelerate the movement of intelligence to the network.

These devices are called Application Service Modules, or ASMs.

McDATA designed the ASM so it could be deployed without changing the existing physical storage environment. Unlike competitive offerings – and this is very important - the ASM will seamlessly and non-disruptively integrate with the existing SAN infrastructure creating a logical connection between the application and its data – a connection that is independent of the physical storage. McDATA’s ASM approach allows us to not only provide investment protection to McDATA’s customer installed base, but the opportunity to sell into other vendor’s installed bases.

We plan to introduce our first ASM to the market in the second half of this year. This application service module will support EMC’s Invista software platform.

We intend to introduce more intelligent features to the network through our innovative ASMs in the future.

I don’t want to tip our hand too much at this time, so I will turn the call over to Scott to outline our guidance for the second quarter.

SCOTT BERMANP

Thank you, John.

As a reminder, the information I am about to provide constitutes forward looking statements, including statements regarding future events. Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in our reports on Forms 10-K, 10-Q, and 8-K that are filed with the SEC.

Our non-GAAP guidance for the second quarter of fiscal year 2006 is as follows:

•	We expect revenue between $170 and $180 million;

•	We expect gross margin between 47% and 49%;

•	We are forecasting operating expenses between $72 and $76 million;

•	And we expect non-GAAP EPS between 4 and 6 cents, based on approximately 156 million shares outstanding, and assuming a 35% tax rate.

•	Please note, the 35% tax rate assumes that the R&D tax credit is renewed for 2006. If not, it is likely our tax rate would increase modestly.

We continue to stand by our non-GAAP operating margin target of 10%+ for the full fiscal year 2006 ending January 31, 2007, and we still expect to generate at least $50 million in free cash flow exiting fiscal year 2006 with more than $110 million in net cash.

Before I turn the call back to John for closing comments, I want to reiterate the expected impact FAS 123R will have on our fiscal year 2006 GAAP results.

McDATA prospectively adopted the provisions of FAS 123R related to stock based compensation expenses on February 1, 2006.

At this time, we plan to continue to report non-GAAP results excluding the impact of stock based compensation, but we will discuss the impact of FAS 123R on each quarterly conference call.

We anticipate the impact to GAAP quarterly earnings per share for the fiscal year ending January 31, 2007, as follows:

•	For the second quarter ending July 31, 2006, GAAP EPS will be reduced by 2 cents per share.

•	For the third quarter, ending October 31, 2006, and the fourth quarter ending January 31, 2007, GAAP EPS will be reduced by 1 cent per share each quarter.

And now I will turn the call back over to John for closing comments.

JOHN KELLEY

Thank you, Scott.

More and more customers are coming to McDATA for innovative solutions that take advantage of the expertise that comes from almost 25 years of field experience, from the knowledge that results from being the trusted advisor to over 3,000 companies worldwide, and the superior technology that comes from shipping more than 25,000 directors, more than 53,000 fabric switches and more than 11,000 extension and routing devices worldwide.

The storage and networking space is converging and changing rapidly, but McDATA is evolving ahead of the industry. The ROC offering and ASMs are unique to McDATA, and the innovation these solutions demonstrate is what separates us from our competitors while at the same time aligning us more closely with our partners and customers.

McDATA is focusing on solving business problems, and we plan to leverage our years of knowledge and expertise in extension and storage networking into new areas where we intend to be a leader.

I feel excited about 2006. I am optimistic that our strong understanding of our customers’ needs, coupled with our unique ability to provide integrated product, bandwidth, and service solutions, pave the way to sales acceleration. And, with top line growth, we are well positioned to post strong earnings.

I will end this call with the same statement I ended our previous earnings call, “I optimistically predict you will see a very different McDATA exiting 2006 than you see now…”

Operator, you may open the call for questions.